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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of First Bank System, Inc. for the registration of $1.5 billion of debt securities, preferred stock, depositary shares and warrants to purchase debt securities and to the incorporation by reference therein of our report dated January 9, 1996 (except for Note C, as to which the date is February 16, 1996), with respect to the consolidated financial statements of First Bank System, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.

                                                 /s/ Ernst & Young LLP

Minneapolis, Minnesota
March 1, 1996